FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE

Achieved 12% revenue growth and record quarterly sales
Raising full year revenue and adjusted EBITDA guidance for pharmaceutical products
Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (August 2, 2018) – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the quarter ended June 30, 2018. The company announced the sale of Cord Blood Registry® (CBR®) in June 2018, which is currently expected to close in mid-August 2018. As a result of the pending sale, CBR is being classified as discontinued operations for accounting purposes and is presented separately on AMAG’s GAAP consolidated statements of operations and consolidated balance sheets for all periods presented. The company has revised its full year 2018 financial guidance to reflect continued strong performance of its pharmaceutical products and the impact of the pending sale of CBR.

Total GAAP revenue from continuing operations (excluding CBR) increased in the second quarter of 2018 to $146.3 million, 12% higher than the same period last year. The year-over-year increase was driven by increased sales of Feraheme® (ferumoxytol injection) and Makena® (hydroxyprogesterone caproate injection), as well as the commercial launch of Intrarosa® (prasterone) in the third quarter of 2017. The company reported operating income from continuing operations of $41.9 million in the second quarter of 2018, compared with operating income of $3.3 million in the same period last year. Non-GAAP adjusted EBITDA (excluding CBR) totaled $60.6 million in the second quarter of 2018, compared with $41.4 million in the second quarter of 2017.1

“We have had an extraordinary first half of 2018, with the achievement of a number of important regulatory milestones and strong commercial success across the portfolio," said Bill Heiden, AMAG’s president and chief executive officer. "In the second quarter, our commercial teams generated record setting sales performance for each of our products and these strong results, combined with confidence in our prospects for the second half of 2018, allow us to again raise both annual revenue and adjusted EBITDA guidance for our pharmaceutical business. The divestiture of CBR is another important step in our plan to align the company’s balance sheet with our strategic growth plan, which focuses on the development and commercialization of innovative pharmaceuticals."

Second Quarter 2018 and Recent Business Highlights:

•	Achieved record quarterly sales

–	Makena revenues exceeded $105 million in the quarter, reaching an all-time high market share of 51%

–	Feraheme sales grew 37% over the prior year, generating revenues of $37.7 million in the quarter

1 See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

–
Grew Intrarosa ex-factory shipments by 40% over the first quarter of 2018 and generated $3.2 million of net revenue in the second quarter of 2018, which continued to be impacted by high gross to net adjustments

•	Announced sale of CBR for $530 million in cash, the net proceeds of which the company expects to use to pay off $475 million of its high yield debt

•	Received FDA acceptance of the company's new drug application for bremelanotide, with a PDUFA date of March 23, 2019

•	Continued strong conversion of Makena intramuscular product to the subcutaneous (SC) auto-injector

–	Approximately 60% of new enrollments through the Makena Care Connection through the end of the second quarter were for the SC auto-injector

•	Authorized AMAG's partner, Prasco, to launch an authorized generic of the Makena single- and multi-dose intramuscular formulations

•	Increased Intrarosa market share to 3.8%, with approximately 93,000 total prescriptions written by more than 9,100 healthcare providers since the July 2017 launch

•	CMS clarified its position on reimbursement, which now allows for reimbursement coverage for Intrarosa; AMAG has initiated discussions with payers for Medicare Part D coverage

•	Began the first phase of the unbranded and branded Intrarosa digital consumer campaigns

•	Continued the launch of Feraheme with the broad iron deficiency anemia label, which is already capturing additional market share

–	Achieved market share of 16.3% for the second quarter of 2018, compared with 11.2% for the first quarter of 2018

•	Ended the quarter with more than $410 million[2] of cash and investments, an increase of more than $40 million from the first quarter of 2018

Second Quarter Ended June 30, 2018 (unaudited)
Financial Results from Continuing Operations (GAAP Basis)
As a result of the pending sale of CBR, which is expected to close in mid-August, AMAG's CBR business has been excluded from its continuing operations for all periods presented and is shown separately as discontinued operations.

Total revenues from continuing operations for the second quarter of 2018 increased 12% to $146.3 million, compared with $130.4 million in the second quarter of 2017. Sales of Feraheme and MuGard® increased 37% to $37.8 million in the second quarter of 2018, compared with $27.7 million in the second quarter of 2017.

Net product sales of Makena increased 2% to $105.2 million in the second quarter of 2018, compared with $102.7 million in the same period last year. Intrarosa, which was commercially launched in July 2017, contributed $3.2 million in net sales during the second quarter of 2018.

Costs and expenses from continuing operations, including cost of product sales, totaled $104.4 million in the second quarter of 2018, compared with $127.1 million for the same period in 2017. Included in selling, general and administrative (SG&A) expenses was an expense reversal of $49.8 million, which was recorded to remove the Makena contingent consideration liability because the company no longer believes that it is probable that the sales milestone will be achieved. Excluding this accounting adjustment, total costs and expenses from continuing operations increased by $27.1 million to $154.2 million. Cost of product sales increased by $44.7 million, of which $36.4 million was an increase in amortization expense primarily related to the Makena intramuscular intangible asset. Research and development costs decreased by $18.6 million during the period. Acquired IPR&D expense in 2017 consisted of $5.8 million in connection with consideration paid under the company's agreement with Endoceutics for the rights to Intrarosa.

2 Includes $60 million of cash and investments held in a CBR account, which is currently recorded as an asset held for sale. These cash and investments will be returned to AMAG upon closing of the transaction.

Operating income from continuing operations in the second quarter of 2018 was $41.9 million, compared with of $3.3 million for the same period last year. The company reported a net loss from continuing operations of $25.8 million, or $0.75 loss per basic and diluted share, for the second quarter of 2018, compared with a net loss of $14.3 million, or $0.41 loss per basic and diluted share, for the same period in 2017. The primary driver of the second quarter 2018 net loss from continuing operations was the $52 million expense incurred to increase the company's valuation allowance on its deferred tax assets.

Financial Results from Continuing Operations (Non-GAAP Basis)1
Total costs and expenses from continuing operations on a non-GAAP basis totaled $85.7 million in the second quarter of 2018, compared with $89.0 million in the second quarter of 2017. This decrease was primarily due to lower research and development costs in 2018, partially offset by higher cost of product sales and higher SG&A expenses related to investments to support the launches of the broad Feraheme label, Makena SC auto-injector and Intrarosa.

Non-GAAP adjusted EBITDA (excluding CBR) for the second quarter of 2018 was $60.6 million, compared with $41.4 million in the second quarter of 2017.

Net Income from Discontinued Operations
As a result of the pending sale, CBR is being classified as discontinued operations for accounting purposes. Net income from discontinued operations in the second quarter of 2018 was $5.7 million compared with $0.2 million for the same period in 2017.

Balance Sheet Highlights
As of June 30, 2018, the company’s cash and investments totaled $410 million2 and total debt (principal amount outstanding) was $816.4 million.

"Continued execution across the business gives us confidence to increase our financial guidance for 2018," said Ted Myles, AMAG's chief financial officer. "The sale of CBR will allow us to eliminate the senior notes from our capital structure and strengthen our balance sheet as we continue to generate adjusted EBITDA. Our long-term strategy focuses on continuing to grow and further diversify our pharmaceutical portfolio. Our liquidity profile gives us considerable flexibility to invest in and grow our current products and to pursue new business development opportunities.”

2018 Financial Guidance Adjusted for CBR Divestiture and Revised Upward for Pharmaceutical Products3

($M)	Previous Guidance[4]	Remove CBR Expected Results (mid-Aug - Dec)[5]	Adjusted Guidance	Guidance Increase (pharmaceutical products)	Updated 2018 Guidance
Total revenue	$540 - $580	$45	$495 - $535	$30	$525 - $565
GAAP Operating loss	($128) - ($108)	$8	($136) - ($116)	$77	($59) - ($39)
Non-GAAP adjusted EBITDA	$120 - $140	$17	$103 - $123	$22	$125 - $145

3 See reconciliations of 2018 GAAP to non-GAAP financial guidance at conclusion of this press release.
4 Financial guidance issued on May 2, 2018.
5 Assumes sale of CBR closes in mid-August of 2018.

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's second quarter 2018 financial results, recent business highlights and 2018 outlook.

Dial-in Number
U.S./Canada dial-in number: (877) 412-6083

International dial-in number: (702) 495-1202
Conference ID: 2757556

Replay dial-in number: (855) 859-2056
Replay International dial-in number: (404) 537-3406
Conference ID: 2757556

A telephone replay will be available from approximately 11:00 a.m. ET on August 2, 2018 through midnight on August 9, 2018.

The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP costs and expenses and non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization). These non-GAAP financial measures exclude certain amounts, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG
AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. We do this by leveraging our development and commercial expertise to invest in and grow our pharmaceutical products across a range of therapeutic areas, including women’s health. In addition, we seek to collaborate on and acquire promising therapies at various stages of development, and advance them through the clinical and regulatory process to deliver new treatment options to patients. For additional company information, please visit www.amagpharma.com.

About Intrarosa® (prasterone)
Intrarosa is a steroid indicated for the treatment of moderate to severe dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause. Intrarosa contains prasterone, a synthetic form of dehydroepiandrosterone (DHEA), which is an inactive endogenous sex steroid. Intrarosa is administered locally in the vagina, and is converted by enzymes in the body into androgens and estrogens. The mechanism of action is not fully established. In clinical studies, Intrarosa demonstrated efficacy through improvement in percentage of superficial cells and parabasal cells, pH and pain with intercourse.

Intrarosa is contraindicated in women with undiagnosed abnormal genital bleeding.

Estrogen is a metabolite of prasterone. Use of exogenous estrogen is contraindicated in women with a known or suspected history of breast cancer. Intrarosa has not been studied in women with a history of breast cancer.

In four 12-week randomized, placebo-controlled clinical trials, the most common adverse reaction with an incidence ≥2 percent was vaginal discharge. In one 52-week open-label clinical trial, the most common adverse reactions with an incidence ≥2 percent were vaginal discharge and abnormal pap smear. There were 11 cases of abnormal pap smears.

Please see full Prescribing Information available at www.intrarosa.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects reported with the Makena auto-injector use (and higher than with the Makena intramuscular injection) was injection site pain.

For additional product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol injection)
Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of iron deficiency anemia (IDA) in adult patients with chronic kidney disease (CKD) and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by seven issued patents covering the composition and dosage form of the product. Six of the issued patents are listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated. Patients with a history of multiple drug allergies may have a greater risk of anaphylaxis with parenteral iron products. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product. Feraheme may cause clinically significant hypotension. Excessive therapy with parenteral iron can lead to excess storage of iron and possible hemosiderosis. Administration of Feraheme may transiently affect the diagnostic ability of magnetic resonance imaging. The most common adverse reactions (≥ 2%) are diarrhea, headache, nausea, dizziness, hypotension, constipation, and peripheral edema.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About Bremelanotide
Bremelanotide, an investigational product, is thought to possess a novel mechanism of action, activating endogenous melanocortin pathways involved in sexual desire and response.

The two Phase 3 studies for hypoactive sexual desire disorder (HSDD) in pre-menopausal women consisted of double-blind placebo-controlled, randomized parallel group studies comparing a subcutaneous dose of 1.75 mg of bremelanotide delivered via an auto-injector pen to placebo. Each trial consisted of more than 600 patients randomized in a 1:1 ratio to either the treatment arm or placebo with a 24 week evaluation period. In both clinical trials, bremelanotide met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments.

Women in the trials had the option, after completion of the trial, to continue in an open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients received bremelanotide.

In both Phase 2 and Phase 3 clinical trials, the most frequent adverse events were nausea, flushing, and headache, which were generally mild-to-moderate in severity.

Bremelanotide has no known alcohol interactions.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, AMAG’s anticipated timing for the closing of the CBR sale; beliefs that the divestiture of CBR is an important step in aligning AMAG’s balance sheet with its strategic growth plan; expectations that AMAG will use the transaction proceeds to pay off its high-yield debt; beliefs about AMAG’s accomplishments and second quarter financial results; expectations regarding AMAG's full year performance and updated financial guidance, including revenues, operating loss, and non-GAAP adjusted EBITDA; beliefs about market share for AMAG’s products; expectations for insurance coverage for Intrarosa; AMAG’s beliefs that it is well positioned to achieve its 2018 goals, including the updated 2018 guidance; and plans to continue to invest in 2018 to grow and further diversify its pharmaceutical portfolio and pursue new business development opportunities are based on management’s current expectations and beliefs and are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risk that the pending CBR sale will not close on the anticipated timeline, or at all, or that AMAG will not realize the expected benefits of, or face challenges to its business with, the CBR sale, once consummated, and the risk that generic sales of Makena will have a greater impact on AMAG’s revenues and supply chain than anticipated, as well as those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharma USA, Inc. Cord Blood Registry® and CBR® are registered trademarks of Cbr Systems, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc.

Additional information regarding the sources of data presented in this release can be found in the presentation slides that accompany today’s conference call and webcast.

– Tables Follow –

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Makena	$105,172	$102,681	$195,156	$189,136
Feraheme/MuGard	37,806	27,661	63,005	53,723
Intrarosa	3,241	—	5,406	—
Other revenues	35	29	75	53
Total revenues	146,254	130,371	263,642	242,912
Operating costs and expenses:
Cost of product sales	76,776	32,101	140,688	59,675
Research and development expenses	11,693	30,258	22,502	46,747
Acquired in-process research and development	—	5,845	20,000	65,845
Selling, general and administrative expenses	15,898	58,900	89,329	107,523
Total costs and expenses	104,367	127,104	272,519	279,790
Operating income (loss)	41,887	3,267	(8,877)	(36,878)

Other (expense) income:
Interest expense	(16,056)	(17,256)	(32,034)	(35,556)
Loss on debt extinguishment	—	(9,516)	—	(9,516)
Interest and dividend income	952	663	1,595	1,695
Other expense	(44)	(69)	(44)	(43)
Total other expense, net	(15,148)	(26,178)	(30,483)	(43,420)
Income (loss) from continuing operations before income taxes	26,739	(22,911)	(39,360)	(80,298)
Income tax expense (benefit)	52,556	(8,659)	44,556	(30,120)
Net loss from continuing operations	$(25,817)	$(14,252)	$(83,916)	$(50,178)

Discontinued Operations:
Income from discontinued operations	7,158	373	13,036	494
Income tax expense	1,422	187	3,444	942
Net income (loss) from discontinued operations	5,736	186	9,592	(448)

Net loss	$(20,081)	$(14,066)	$(74,324)	$(50,626)

Basic and diluted net (loss) income per share:
Loss from continuing operations	$(0.75)	$(0.41)	$(2.45)	$(1.44)
Income (loss) from discontinued operations	$0.17	$0.01	$0.28	$(0.01)
Basic and diluted net loss per share:	$(0.58)	$(0.40)	$(2.17)	$(1.45)

Weighted average shares outstanding used to compute net loss per share (basic and diluted)	34,358	35,145	34,261	34,764

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$212,499	$162,855
Marketable securities	138,672	136,593
Accounts receivable, net	103,353	91,460
Inventories	30,674	34,443
Prepaid and other current assets	12,465	11,009
Assets held for sale	77,161	45,508
Total current assets	574,824	481,868
Property and equipment, net	7,340	7,904
Goodwill	422,513	422,513
Intangible assets, net	261,692	375,479
Deferred tax assets	1,151	47,120
Restricted cash	495	495
Other long-term assets	103	266
Assets held for sale, net of current portion	559,300	564,711
Total assets	$1,827,418	$1,900,356
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,738	$7,717
Accrued expenses	194,053	166,732
Current portion of convertible notes, net	20,727	—
Current portion of acquisition-related contingent consideration	210	49,399
Deferred revenues	182	—
Liabilities held for sale	52,962	53,870
Total current liabilities	278,872	277,718
Long-term liabilities:
Long-term debt, net	466,906	466,291
Convertible notes, net	254,902	268,392
Acquisition-related contingent consideration	631	686
Other long-term liabilities	918	1,204
Liabilities held for sale, net of current portion	98,285	95,821
Total liabilities	1,100,514	1,110,112
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01 per share, 117,500,000 shares authorized; 34,390,068 and 34,083,112 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	344	341
Additional paid-in capital	1,281,858	1,271,628
Accumulated other comprehensive loss	(4,295)	(3,908)
Accumulated deficit	(551,003)	(477,817)
Total stockholders’ equity	726,904	790,244
Total liabilities and stockholders’ equity	$1,827,418	$1,900,356

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	(74,324)	(50,626)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	126,183	59,563
Provision for bad debt expense	856	2,681
Amortization of premium/discount on purchased securities	93	168
Gain on disposal of fixed assets	(99)	—
Non-cash equity-based compensation expense	11,122	11,669
Non-cash IPR&D expense	—	945
Loss on debt extinguishment	—	9,516
Amortization of debt discount and debt issuance costs	7,851	6,679
Gains on marketable securities, net	—	(249)
Change in fair value of contingent consideration	(49,184)	2,786
Deferred income taxes	42,372	(29,677)
Prepaid transaction costs	(3,865)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(11,265)	233
Inventories	1,223	(1,145)
Prepaid and other current assets	(756)	(1,178)
Accounts payable and accrued expenses	27,475	40,716
Deferred revenues	7,329	7,380
Other assets and liabilities	117	(1,029)
Net cash provided by operating activities	85,128	58,432
Cash flows from investing activities:
Proceeds from sales or maturities of marketable securities	44,038	251,017
Purchase of marketable securities	(46,726)	(85,249)
Acquisition of Intrarosa intangible asset	—	(46,500)
Capital expenditures	(1,553)	(2,672)
Net cash (used in) provided by investing activities	(4,241)	116,596
Cash flows from financing activities:
Long-term debt principal payments	—	(328,125)
Proceeds from 2022 Convertible Notes	—	320,000
Payment to repurchase 2019 Convertible Notes	—	(170,371)
Proceeds to settle warrants	—	323
Payment of convertible debt issuance costs	—	(9,553)
Payments of contingent consideration	(60)	(119)
Proceeds from the exercise of common stock options	1,473	1,130
Payments of employee tax withholding related to equity-based compensation	(2,362)	(2,439)
Net cash used in financing activities	(949)	(189,154)
Net increase (decrease) in cash, cash equivalents, and restricted cash	79,938	(14,126)
Cash, cash equivalents, and restricted cash related to discontinued operations	(59,714)	(62,622)
Cash, cash equivalents, and restricted cash at beginning of the period	192,770	276,898
Cash, cash equivalents, and restricted cash at end of the period	212,994	200,150
Supplemental data for cash flow information:

Cash paid for taxes	$4,181	$3,191
Cash paid for interest	24,171	29,173
Non-cash investing and financing activities:
Fair value of common stock issued in connection with the acquisition of the Intrarosa intangible asset	$—	$12,555
Contingent consideration accrued for the acquisition of the Intrarosa intangible asset	$—	$18,600

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended June 30, 2018
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Acquired in-process research and development	Selling, general & administrative	Operating Income / Adjusted EBITDA
GAAP	$146,254	$76,776	$11,693	$—	$15,898	$41,887
Depreciation and intangible asset amortization	—	(61,423)	(6)	—	(668)
Non-cash inventory step-up adjustments	—	(967)	—	—	—
Stock-based compensation	—	(107)	(608)	—	(4,714)
Adjustments to contingent consideration	—	—	—	—	49,810
Non-GAAP Adjusted	$146,254	$14,279	$11,079	$—	$60,326	$60,570

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended June 30, 2017
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Acquired in-process research and development	Selling, general & administrative	Operating Income / Adjusted EBITDA
GAAP	$130,371	$32,101	$30,258	$5,845	$58,900	$3,267
Depreciation and intangible asset amortization	—	(25,042)	(45)	—	(220)
Non-cash inventory step-up adjustments	—	(194)	—	—	—
Stock-based compensation	—	(129)	(1,095)	—	(3,782)
Adjustments to contingent consideration	—	—	—	—	(1,743)
Acquired IPR&D	—	—	—	(5,845)	—
Non-GAAP Adjusted	$130,371	$6,736	$29,118	$—	$53,155	$41,362

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Six Months Ended June 30, 2018
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Acquired in-process research and development	Selling, general & administrative	Operating Income / Adjusted EBITDA
GAAP	$263,642	$140,688	$22,502	$20,000	$89,329	$(8,877)
Depreciation and intangible asset amortization	—	(113,786)	(6)	—	(1,205)
Non-cash inventory step-up adjustments	—	(3,191)	—	—	—
Stock-based compensation	—	(307)	(1,328)	—	(9,180)
Adjustments to contingent consideration	—	—	—	(20,000)	49,184
Non-GAAP Adjusted	$263,642	$23,404	$21,168	$—	$128,128	$90,942

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Six Months Ended June 30, 2017
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Acquired in-process research and development	Selling, general & administrative	Operating Income / Adjusted EBITDA
GAAP	$242,912	$59,675	$46,747	$65,845	$107,523	$(36,878)
Depreciation and intangible asset amortization	—	(45,994)	(89)	—	(433)
Non-cash inventory step-up adjustments	—	(928)	—	—	—
Stock-based compensation	—	(258)	(1,851)	—	(7,626)
Adjustments to contingent consideration	—	—	—	—	(2,786)
Transaction/Acquisition-related costs	—	—	—	—	(1,472)
Acquired IPR&D	—	—	—	(65,845)	—
Non-GAAP Adjusted	$242,912	$12,495	$44,807	$—	$95,206	$90,404

AMAG Pharmaceuticals, Inc.
Reconciliation of 2018 Financial Guidance of Non-GAAP Adjusted EBITDA
(Unaudited, amounts in millions)

2018 Financial Guidance Adjusted for CBR Divestiture and Revised Upward for Pharmaceutical Products

	Previous Guidance[6]	Remove CBR Expected Results (mid-Aug - Dec)	Adjusted Guidance	Updated 2018 Guidance
GAAP operating loss	($128) - ($108)	$8	($136) - ($116)	($59) - ($39)
Depreciation & intangible asset amortization	200	8	192	186
Stock-based compensation	24	1	23	23
Non-cash inventory step up and adjustments to contingent consideration	4	--	4	(45)
Acquired IPR&D	20	--	20	20
Non-GAAP adjusted EBITDA	$120 - $140	$17	$103 - $123	$125 - $145

6 Financial guidance issued on May 2, 2018.

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(Unaudited, amounts in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
Weighted average basic shares outstanding	34.4		35.1		34.3		34.8
Employee equity incentive awards	—	[7]	—	[7]	—	[7]	—	[7]
GAAP diluted shares outstanding	34.4		35.1		34.3		34.8
Employee equity incentive awards	0.4	[8]	0.4	[8]	0.3	[8]	0.5	[8]
Non-GAAP diluted shares outstanding	34.8		35.5		34.6		35.3

7 Employee equity incentive awards would be anti-dilutive in this period.
8 Reflects the non-GAAP dilutive impact of employee equity incentive awards.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox
Vice President, Investor Relations
O: 617-498-2846
M: 908-627-3424